For Immediate Release	Contact:	William Barrett

President & CEO

(920) 725-7000
Neenah Foundry Company Announces Receipt of Requisite Consents and Pricing of Tender Offer
Neenah, WI — December 28, 2006
     Neenah Foundry Company (“Neenah” or the “Company”) announced today the results to date and the pricing terms of its previously announced cash tender offer and consent solicitation with respect to its 11% Senior Secured Notes due 2010 (the “Notes”).
     As of 5:00 p.m., New York City time, on December 27, 2006 (the “Consent Date”), which was the deadline for holders who desired to receive the cash consent payment to tender their Notes and deliver their consents, Neenah had received tenders and consents for $133.13 million in aggregate principal amount of the Notes, representing 100% of the outstanding Notes.
     Accordingly, the requisite consents have been received to adopt the proposed amendments to the indenture pursuant to which the Notes were issued and the related collateral documents, and Neenah intends to execute a supplemental indenture and amendments to certain of the related collateral documents to effect the proposed amendments. The proposed amendments, which will eliminate substantially all of the covenants and certain events of default in the indenture and the Notes and amend the indenture and certain related documents to subordinate the liens securing the Notes to liens securing certain new debt in addition to the liens to which the liens securing the Notes are already subordinated, will become operative when the tendered Notes are accepted for purchase by Neenah.
     The total consideration for the Notes was determined as of 10:00 a.m., New York City time, on December 28, 2006, by reference to a fixed spread of 50 basis points above the yield to maturity of the applicable U.S. Treasury security as described in the Offer to Purchase and Consent Solicitation Statement of Neenah, dated December 15, 2006 (the “Statement”). The reference yield for the Notes was 5.062%.
     The total consideration per $1,000 principal amount of Notes that were validly tendered prior to the Consent Date (the “Total Consideration”) is $1,092.50, which includes a cash consent payment of $30.00. Subject to satisfaction or waiver of the conditions to the offer, the Company expects to accept the Notes for payment on December 29, 2006 (the “Early Payment Date”) as described in the Statement. All holders of Notes will receive accrued and unpaid interest on their tendered Notes up to, but not including, the Early Payment Date for the tender offer and consent solicitation.
     Withdrawal and revocation rights with respect to tendered Notes and delivered consents expired as of the Consent Date. Accordingly, holders may no longer withdraw any Notes previously or hereafter tendered or revoke any consents previously or hereafter delivered, except in the limited circumstances described in the Statement.
     The tender offer and consent solicitation remains open and is scheduled to expire at 5:00 p.m., New York City time, on January 17, 2007, unless extended (the “Expiration Date”).
     The consummation of the tender offer is conditioned upon, among other things, the consummation of a financing and the availability of funds therefrom to pay the consideration described above. If any of the conditions are not satisfied, Neenah may terminate the tender offer and return tendered Notes, may waive unsatisfied conditions and accept for payment and purchase all validly tendered Notes that are not validly withdrawn prior to expiration, may extend the tender offer or may amend the tender offer.
     The complete terms and conditions of the tender offer and consent solicitation are described in the Statement and the related Consent and Letter of Transmittal, copies of which may be obtained by contacting Morrow & Co., Inc., the information agent for the tender offer and consent solicitation, at (203) 658-9400 or (800) 607-0088 (toll free).
     Questions regarding the tender offer and consent solicitation may be directed to the Dealer Managers and Solicitation Agents for the tender offer and consent solicitation: Credit Suisse Securities (USA) LLC, which may be contacted at (212) 538-0652 or (800) 820-1653 (toll free), or Banc of America Securities LLC, which may be contacted at (704) 388-9217 or (888) 292-0070 (toll-free).
     This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer and consent solicitation is being made solely by the Statement and the related Consent and Letter of Transmittal.
About Neenah Foundry Company
     Neenah Foundry Company manufactures and markets a wide range of iron castings and steel forgings for the heavy municipal market and selected segments of the industrial markets. Neenah is one of the largest independent foundry companies in the United States, with substantial market share in the municipal and various industrial markets for gray and ductile iron castings and forged steel products.
Forward-Looking Statements
     This press release may be viewed to contain forward-looking statements. These statements are based on Neenah Foundry Company’s current expectations and involve risks and uncertainties that could cause actual results and events to differ materially from those described in the statements. The Company can give no assurance that its expectations will prove to be correct. Factors that could cause the Company’s results and other developments to differ materially from current expectations include material disruptions to major industries served by the Company; developments affecting the valuation or prospects of the casting and forging industries generally or the Company in particular; and other factors described or referenced in the Company’s Form 10-K for the year ended September 30, 2006 or subsequent SEC filings. Unless required by law, the Company does not undertake any obligation to update any of its forward-looking statements.